Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
05-010		Jim Harp, CFO
Hornbeck Offshore
985-727-6802
For Immediate Release
Ken Dennard, Managing Partner
Lisa Elliott, Sr. Vice President
DRG&E / 713-529-6600

TODD M. HORNBECK ELECTED AS

CHAIRMAN OF THE BOARD OF HORNBECK OFFSHORE

May 3, 2005 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today that, in a Board of Directors meeting following its 2005 Annual Stockholders’ Meeting, Todd M. Hornbeck was elected to the position of Chairman of the Board, in addition to his current position as President and Chief Executive Officer. Also, Bruce W. Hunt was designated as Lead Independent Director for the Board for the calendar year 2005. Mr. Bernie W. Stewart, who has served as Chairman since February 2002, will continue to serve as an independent director of the Company. Mr. Stewart will also continue to chair Hornbeck Offshore’s compensation committee and serve on the audit, nominating and corporate governance committees.

Mr. Stewart stated, “In taking this action, the Board recognized the tremendous contribution and leadership that Todd has brought to the Company over the past eight years. Todd’s experience in the offshore vessel business has helped him develop a keen sense of vision for the opportunities and challenges of our industry. With Todd as Chairman, Hornbeck Offshore will surely continue to benefit from his passion and excitement about the Company he co-founded in 1997.”

Speaking for the Board, Mr. Hornbeck commented, “The Company is grateful for Bernie’s service as Chairman over the last three years. His extensive engineering, operational and senior managerial expertise has been invaluable to Hornbeck Offshore. With numerous exciting prospects ahead of us, I know we will continue to benefit from his knowledge of the offshore energy industry. I look forward to working closely with Bernie for many years to come.”

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 vessels, with 4 additional vessels under construction.

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103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006